UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
(RULE 14A-101)

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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COLUMBIA EQUITY TRUST, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than Registrant)

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1750 H Street, N.W., Suite 500
Washington, D.C. 20006

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 12, 2006

To Our Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Columbia Equity Trust, Inc. (the “Company,” “we,” “our” or “us”) on May 12, 2006 at 10:30 a.m., local time, at the Occidental, 1475 Pennsylvania Avenue, N.W., Washington, D.C. to consider and take action on the following:

1. To elect seven members to the Board of Directors for a term of one year each; and

2.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Our Board of Directors has fixed the close of business on March 31, 2006 as the record date for determining the stockholders entitled to notice and to vote at our Annual Meeting. Only stockholders of record as of the close of business on March 31, 2006 are entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof. You may vote by mail by completing and returning the enclosed proxy in the envelope provided. Please see the attached proxy statement for more details on how you can vote.

The Board of Directors appreciates and encourages your participation in the Company’s Annual Meeting. Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented. Accordingly, please complete, sign, date and return the enclosed proxy card to vote your shares by mail. If you attend the Annual Meeting, you may revoke your proxy and vote in person. Your proxy is revocable in accordance with the procedures set forth in this proxy statement.

By order of the Board of Directors,

Oliver T. Carr, III
Chairman of the Board, President and
Chief Executive Officer

Washington, D.C.
April 10, 2006

i

ii

COLUMBIA EQUITY TRUST, INC.
1750 H Street, N.W., Suite 500
Washington, D.C. 20006

PROXY STATEMENT

GENERAL INFORMATION

Proxy Solicitation

This proxy statement is furnished in connection with the solicitation of proxies by our Board of Directors for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the Occidental, 1475 Pennsylvania Avenue, N.W., Washington, D.C. on May 12, 2006 at 10:30 a.m., local time, and at any adjournment and postponement thereof. Our Board of Directors is requesting that you allow your shares to be represented and voted at the Annual Meeting by the proxies named on the enclosed card. This proxy statement and the accompanying proxy card were first sent to stockholders on or about April 12, 2006.

The mailing address of our principal executive offices is 1750 H Street, N.W., Suite 500, Washington, D.C. 20006. We maintain an internet website at www.columbiareit.com. Information at or connected to our website is not and should not be considered part of this proxy statement.

The Company will bear the costs of this solicitation including the costs of preparing, assembling and mailing proxy materials and the handling and tabulation of proxies received. In addition to solicitation by mail, proxies may be solicited by the directors, officers and employees of the Company, for no additional compensation, by telephone, personal interviews or otherwise. Banks, brokers or other nominees and fiduciaries will be requested to forward the proxy materials to beneficial owners and to obtain authorization for the execution of proxies. We will, upon request, reimburse such parties for their reasonable expenses in forwarding proxy materials to beneficial owners.

No person is authorized to give any information or to make any representation not contained in this proxy statement and, if given or made, you should not rely on that information or representation as having been authorized by us. The delivery of this proxy statement shall not, under any circumstances, imply that there has been no change in the information set forth since the date of this proxy statement.

Purposes of the Annual Meeting

The principal purposes of the Annual Meeting are to: (1) elect seven members to the Board of Directors; and (2) transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. Our Board of Directors knows of no other matters other than those stated above to be brought before the Annual Meeting.

VOTING

How to Vote Your Shares

You may vote your shares at our Annual Meeting in person. If you cannot attend our Annual Meeting in person, or you wish to have your shares voted by proxy even if you do attend our Annual Meeting, you may vote by duly authorized proxy. If you hold your shares in your own name as a holder of record, you may instruct the proxies to vote your shares by completing, signing, dating and mailing the proxy card in the postage-paid envelope provided. Properly signed and returned proxies will be voted in accordance with the instructions contained therein. If the proxy card is signed, dated and returned, but voting directions are not made, the proxy will be voted “for” each of the seven director nominees and in such manner as the proxy holders named on the enclosed proxy card, in their discretion, determine upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. To vote in person, you must attend the Annual Meeting and obtain and submit a ballot, which will be provided at the meeting.

How to Revoke Your Proxy

If you have already returned your proxy to us, you may revoke your proxy at any time before it is exercised at our Annual Meeting by any of the following actions:

•	by notifying our Secretary in writing that you would like to revoke your proxy;

•	by completing a proxy card with a later date and by returning it to us at or before our Annual Meeting; or

•	by attending our Annual Meeting and voting in person. (Note, however, that your attendance at our Annual Meeting, by itself, will not revoke a proxy you have already returned to us; you must also vote your shares in person at our Annual Meeting to revoke an earlier proxy.)

If your shares of common stock are held on your behalf by a broker, bank or other nominee, you must contact them to receive instructions as to how you may revoke your proxy instructions.

Record Date for Our Annual Meeting; Who Can Vote at Our Annual Meeting; Voting Procedures and Vote Required

Our Board of Directors has fixed the close of business on March 31, 2006 as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting and all adjournments or postponements thereof. As of the close of business on March 31, 2006, we had outstanding 13,863,334 shares of common stock (the “common stock”). On all matters to come before the Annual Meeting, each holder of our common stock will be entitled to vote at the Annual Meeting and will be entitled to one vote for each share owned.

The representation in person or by proxy of a majority of our issued and outstanding shares of common stock is necessary to provide a quorum for voting at the Annual Meeting. If you have returned valid proxy instructions or if you hold your common stock in your own name as a holder of record and attend the Annual Meeting in person, your shares will be counted for the purpose of determining whether there is a quorum. If a quorum is not present, the Annual Meeting may be adjourned by the vote of a majority of the shares represented at the Annual Meeting until a quorum has been obtained.

The vote of a plurality of all the votes cast at the Annual Meeting, at which a quorum is present, is necessary for the election of a director. There is no cumulative voting in the election of directors. The affirmative vote of a majority of the votes cast at the Annual Meeting is necessary for approval of any other business that may properly come before the Annual Meeting.

For purposes of the election of directors, abstentions will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

Under applicable New York Stock Exchange rules (the exchange on which our common stock is traded), brokers, banks or other nominees (collectively referred to herein as “brokers”) holding shares of our common stock for beneficial owners in nominee or “street” name must vote those shares according to the specific instructions they receive from the beneficial owners. However, brokers, banks or nominees holding shares for a beneficial owner may not receive voting instructions from the beneficial owner and under the NYSE’s rules may not have discretionary voting power on non-routine matters. In these cases, if no specific voting instructions are provided by the beneficial owner, the broker may not vote on non-routine proposals. This results in what is known as a “broker non-vote.” Because the election of directors is a routine matter for which specific instructions from beneficial owners are not required under the NYSE’s rules, no broker non-votes will arise in the context of voting for the seven director nominees.

If you do not provide voting instructions to your broker for our common stock held in nominee or street name, your brokerage firm may either (1) vote your shares on routine matters, including this year’s election of directors, or (2) leave your shares unvoted. As discussed above, if you do not provide specific voting instructions to your broker and your broker returns the signed proxy card, but leaves your shares unvoted, the named proxy holders will vote your shares in their discretion. To be certain that your shares are voted at our Annual Meeting, we encourage you to provide instructions to your brokerage firm or return your proxy.

ELECTION OF DIRECTORS

The Board of Directors has fixed the number of directors at seven. The seven persons named below are nominated to serve on the Board of Directors until the 2007 Annual Meeting of Stockholders or until such time as their respective successors are elected and qualified. Each nominee is currently a director of the Company. The Board of Directors has no reason to believe that the persons named below as nominees for directors will be unable, or will decline to serve, if elected.

Nominees for Election as Directors

The following table sets forth the names and biographical information concerning each of the directors nominated for election at the Annual Meeting:

Name	Principal Occupation	Director Since	Age

Oliver T. Carr, III	Chairman, President and Chief Executive Officer of the Company	2004	41
Bruce M. Johnson	Managing Director and Chief Financial Officer, Regency Centers Corporation	2005	58
Robert J. McGovern	Chief Executive Officer of market10	2005	44
Rebecca L. Owen	Senior Vice President and General Counsel, Clark Enterprises, Inc.	2005	44
John A. Schissel	Executive Vice President, Chief Financial Officer, Secretary and Treasurer of the Company	2005	39
Hal A. Vasvari	President, Vasvari & Associates	2005	62
Thomas A. Young, Jr.	President and Chief Executive Officer, Alliance Bankshares Corporation	2005	54

Oliver T. Carr, III is our President, Chief Executive Officer and Chairman of our Board of Directors, positions he has held since our inception in 2004. Mr. Carr co-founded our predecessor company, Carr Capital Corporation, in 1994, where he served as its President and Chief Executive Officer. While at Carr Capital, Mr. Carr was responsible for managing the company, and lead managing major acquisitions and financial transactions. Mr. Carr received his Master of Science in Real Estate Development from the Massachusetts Institute of Technology in 1992 and his Bachelor of Arts in Urban Studies, with a concentration in Economics, from Trinity College in 1987.

Bruce M. Johnson has served as a member of our Board of Directors since completion of our initial public offering (“IPO”) in July 2005. Mr. Johnson has served as Managing Director and Chief Financial Officer of Regency Centers Corporation (NYSE: REG), a publicly-traded owner, operator and developer of grocery-anchored retail centers, since its initial public offering in October 1993, and currently serves as a member of its board of directors. Mr. Johnson also served as Executive Vice President of Regency’s predecessor real estate division from 1979 to 1993. He is Chairman of the board of directors of Brooks Rehabilitation Hospital, a private not-for-profit rehabilitation hospital, and a director of its private parent company, Brooks Health Systems.

Robert J. McGovern has served as a member of our Board of Directors since completion of our IPO in July 2005. Since June 2004, Mr. McGovern has served as Chief Executive Officer of market10 (formerly known as TGSSoft, Inc.), a privately held online recruitment and career services company, and has been a venture partner with New Enterprise Associates, a venture capital firm with offices in Reston, Virginia. From November 1995 to

2002, Mr. McGovern served as Chairman and Chief Executive Officer of CareerBuilder.com, which prior to its sale, was a publicly-traded online recruitment and career advancement company.

Rebecca L. Owen has served as a member of our Board of Directors since completion of our IPO in July 2005. Ms. Owen is currently Senior Vice President and General Counsel of Clark Enterprises, Inc. of Bethesda, Maryland, a position she has held since 1995. Clark Enterprises is a privately held investment company with diversified assets ranging from real estate and technology to construction, including Clark Construction LLC, a construction contractor with annual revenues in excess of $2.0 billion. Before joining Clark Enterprises, Ms. Owen practiced general business law in Burlington, Vermont. From 1987 to 1993, Ms. Owen worked at the law firm of Shaw Pittman in Washington, D.C.

John A. Schissel has served as a member of our Board of Directors since completion of our IPO in July 2005, and also serves as our Executive Vice President, Chief Financial Officer, Secretary and Treasurer, positions he has held since our inception in 2004. Prior to joining our Company, Mr. Schissel was with Wachovia Securities and predecessor institutions from 1991 to 2004, and most recently served as a Director in the firm’s Real Estate Investment Banking Group where he executed a broad range of capital raising and financial advisory transactions including lead managed public equity and debt offerings; merger, acquisition and rating agency advisory assignments; private equity placements; and mortgage and revolver financings. Mr. Schissel is a graduate of Georgetown University where he received a Bachelor of Science in Business Administration.

Hal A. Vasvari has served as a member of our Board of Directors since completion of our IPO in July 2005. Since 2000, Mr. Vasvari has served as President, Vasvari & Associates, a real estate consulting firm. During 2004 and 2005, Mr. Vasvari was a principal at StreetSense Retail Advisors located in Bethesda, Maryland. From 1998 to 2000, Mr. Vasvari served as President of Combined Properties, Inc., a private shopping center company located in Washington, D.C. In 1985, Mr. Vasvari joined Federal Realty Investment Trust (NYSE: FRT), a publicly traded owner and developer of shopping centers and mixed-use projects throughout the United States, where he served for over 13 years as Executive Vice President and Chief Operating Officer. Mr. Vasvari is currently Chairman of the Misner Foundation, a non-profit organization to raise money for the cure of paralysis.

Thomas A. Young, Jr. has served as a member of our Board of Directors since completion of our IPO in July 2005. Mr. Young is the Chief Executive Officer and President of Alliance Bankshares Corporation and its main operating unit, Alliance Bank Corporation, positions he has held since 2000. Alliance Bankshares Corporation (NasdaqSC: ABVA) is a publicly-traded commercial bank headquartered in Fairfax, Virginia. Mr. Young’s initial role with Alliance Bank was as a Senior Vice President and Lender starting in August 1998. He served as Senior Credit Officer from 1999 to 2000, and served as interim President beginning October 2000. Prior to joining Alliance Bank, Mr. Young worked at First Union National Bank after its acquisition in November 1997 of Signet Bank, where Mr. Young served as Vice President/Commercial Lender since 1983. Mr. Young is a member of the board of directors of Alliance Bankshares Corporation.

Our Board of Directors recommends that stockholders vote “FOR” the election of each of the nominees.

INFORMATION ON OUR BOARD OF DIRECTORS AND ITS COMMITTEES

Independence of Our Board of Directors

Our Bylaws and Corporate Governance Guidelines and the listing standards of the New York Stock Exchange (“NYSE”) require that a majority of our directors be independent. Our Board of Directors has adopted the categorical standards prescribed by the NYSE to assist the Board in evaluating the independence of each of the directors. The categorical standards describe various types of relationships that could potentially exist between a board member and our company and sets thresholds at which such relationships would be deemed to be material. Provided that no relationship or transaction exists that would disqualify a director under the categorical standards and the Board determines, taking into account all facts and circumstances, that no other material relationship between our Company and the director exists of a type not specifically mentioned in the categorical standards, including certain business relationships for which disclosure is required in this proxy statement, the Board of Directors will deem such person to be independent. A director shall not be independent if he or she satisfies any one or more of the following criteria:

•	a director who is, or who has been within the last three years, an employee of our company, or whose immediate family member is, or has been within the last three years, an executive officer, of our company;

•	a director who has received or who has an immediate family member, serving as an executive officer, who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from our company (excluding director and committee fees and pension/other forms of deferred compensation for prior service that is not contingent in any way on continued service);

•	(i) a director who is or whose immediate family member is a current partner of a firm that is our internal or external auditor; (ii) a director who is a current employee of such a firm; (iii) a director who has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (iv) a director who was or whose immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on our audit within that time;

•	a director who is or has been within the last three years, or whose immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executives at the same time serves or served on that company’s compensation committee; or

•	a director who is a current employee, or whose immediate family member is a current executive officer, of a company that has made payments to, or received payments from, us for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues (as reported for the last completed fiscal year).

Under these criteria, our Board of Directors has determined that the following members of our Board are independent: Bruce M. Johnson, Robert J. McGovern, Rebecca L. Owen, Hal A. Vasvari and Thomas A. Young, Jr. We presently have seven directors, including these five independent directors.

Our Board of Directors has established standing committees to assist it in the discharge of its responsibilities. The principal responsibilities of each committee are described below. Actions taken by any committee of our Board of Directors are reported to the Board of Directors, usually at the meeting following such action.

Executive Sessions of Our Non-Management Directors

The non-management directors of our Board of Directors expect to meet from time to time in executive sessions that exclude members of the management team. Our Board held no executive sessions during the period beginning July 5, 2005, the date we completed our IPO, through December 31, 2005. Our Board of Directors has determined that a Discussion Leader should chair all meetings of non-management directors. During these meetings, the Discussion Leader shall have the power to lead the meeting, set the agenda and determine the information to be provided. The Discussion Leader position will rotate between the chairs of the two independent Board Committees, starting with the Nominating, Corporate Governance and Compensation Committee. Stockholders and other interested persons may contact the Discussion Leader in writing by mail c/o Columbia Equity Trust, Inc., 1750 H Street, N.W., Suite 500, Washington, D.C. 20006, Attention: John A. Schissel, Secretary. All such letters will be forwarded to the Discussion Leader for the next meeting of our non-management directors.

Audit Committee

Our Board of Directors has established an Audit Committee, which consists of Messrs. Johnson (Chairman), Vasvari and Young. Our Board of Directors has determined that each of the Audit Committee members is independent, as that term is defined under the enhanced independence standards for Audit Committee members prescribed under the rules of the Securities and Exchange Commission (the “SEC”), the listing standards of the NYSE and our Bylaws and Corporate Governance Guidelines, and that each of the members of the Audit Committee is financially literate, as that term is interpreted by our Board of Directors. In addition, our Board of Directors has determined that Mr. Johnson is an “audit committee financial expert” as that term is defined in the SEC rules. The Audit Committee operates under a written charter adopted by our Board of Directors, a copy of which is attached to this proxy statement as Appendix A. The primary duties and responsibilities of the Audit Committee include, among other things:

•	serving as an independent and objective body to monitor and assess our compliance with legal and regulatory requirements, our financial reporting process and related internal control systems and the performance generally of our independent auditors and internal audit functions;

•	overseeing the audit and other services of our independent auditors and being directly responsible for the appointment, independence, qualifications, compensation and oversight of our independent auditors, who will report directly to the audit committee;

•	providing an open means of communication among our independent auditors, senior management, our internal auditors and our Board of Directors;

•	establishing regular and separate systems of reporting to the Audit Committee by the Company’s management, the independent auditor and the internal auditors regarding any significant judgments made in management’s preparation of the financial statements, and the view of each as to the appropriateness of such judgments;

•	meeting at least quarterly with our senior executives, internal audit staff and independent auditors; and

•	preparing the audit committee report for inclusion in our annual proxy statements for our annual stockholder meeting.

The Audit Committee met three (3) times during the period July 5, 2005 through December 31, 2005, and all of the members attended each of the meetings.

For more information, please see “Audit Committee Report” beginning on page 23.

Nominating, Corporate Governance and Compensation Committee

Our Board of Directors has established a Nominating, Corporate Governance and Compensation Committee which consists of Messrs. McGovern (Chairman), Vasvari and Young. Our Board has determined that each of the Nominating, Corporate Governance and Compensation Committee members is independent in accordance with the Company’s independence criteria discussed above under “— Independence of Our Board of Directors.” The Nominating, Corporate Governance and Compensation Committee operates under a written charter adopted by our Board. The primary duties and responsibilities of the Nominating, Corporate Governance and Compensation Committee include, among other things:

•	identifying, recruiting, evaluating and nominating qualified individuals to become directors;

•	recommending the composition of committees of our Board;

•	administering and monitoring our corporate governance guidelines and policies;

•	developing processes regarding the consideration of director candidates recommended by stockholders and stockholder communications with our Board of Directors;

•	reviewing and approving the compensation and benefits for our Chief Executive Officer and our other executive officers;

•	reviewing, administering and making recommendations to the Board of Directors with respect to our incentive compensation plans, equity-based plans and employee benefit plans; and

•	preparing the executive compensation report for inclusion in our annual proxy statements.

The Nominating, Corporate Governance and Compensation Committee also reviews and approves corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluates the Chief Executive Officer’s performance in light of those goals and objectives, and establishes the Chief Executive Officer’s compensation levels based on its evaluation. The Nominating, Corporate Governance and Compensation Committee will have the authority to retain and terminate any compensation consultant to be used to assist it in the evaluation of the compensation of the Chief Executive Officer or any other executive officer.

The Nominating, Corporate Governance and Compensation Committee met one (1) time during the period July 5, 2005 through December 31, 2005, and all committee members attended the meeting.

For more information, please see the “Report of the Nominating, Corporate Governance and Compensation Committee on Executive Compensation” beginning on page 20.

Other Committees

From time to time, our Board of Directors may establish other committees as circumstances warrant. Those committees will have the authority and responsibility as delegated to them by our Board.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer and our other employees. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K relating to amendments to or waivers from any provision of the Code of Business Conduct and Ethics applicable to our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer by posting such information on our website at www.columbiareit.com, under the section, “Investor Relations, Corporate Governance.”

Availability of Corporate Governance Materials

Stockholders may view our corporate governance materials, including the charters of our Audit Committee and our Nominating, Corporate Governance and Compensation Committee, our Corporate Governance Guidelines and our Code of Business Conduct and Ethics, on our website at www.columbiareit.com, and these documents are available in print to any stockholder upon request by writing to Columbia Equity Trust, Inc., 1750 H Street, N.W., Suite 500, Washington, D.C. 20006 Attention: John A. Schissel, Secretary. Information at or connected to our website is not and should not be considered a part of this proxy statement.

Directors Nominations

Nominating, Corporate Governance and Compensation Committee.  The Nominating, Corporate Governance and Compensation Committee of our Board of Directors performs the functions of a nominating committee. The Nominating, Corporate Governance and Compensation Committee’s charter describes the Committee’s responsibilities, including seeking, screening and recommending director candidates for nomination by our Board. Our Corporate Governance Guidelines also contain information concerning the responsibilities of the Nominating, Corporate Governance and Compensation Committee with respect to identifying and evaluating director candidates. Both documents are published on the Company’s website at www.columbiareit.com. Information at or connected to our website is not and should not be considered a part of this proxy statement.

Director Candidate Recommendations and Nominations by Stockholders.  The Nominating, Corporate Governance and Compensation Committee’s charter provides that the committee will consider recommendations of candidates for our Board of Directors by stockholders. Stockholders should submit any such recommendations for the consideration of our Nominating, Corporate Governance and Compensation

Committee through the method described under “Communications with Our Board of Directors” below. In addition, any stockholder of record entitled to vote for the election of directors at the 2007 Annual Meeting of Stockholders may nominate persons for election to our Board of Directors if that stockholder complies with the notice procedures summarized in “Stockholder Proposals for Our 2007 Annual Meeting” below.

Process for Identifying and Evaluating Director Candidates.  The Nominating, Corporate Governance and Compensation Committee evaluates all director candidates in accordance with the director qualification standards described in our Corporate Governance Guidelines. The Committee evaluates any candidate’s qualifications to serve as a member of the Board of Directors based on the skills and characteristics of individual Board members as well as the composition of the Board of Directors as a whole. In addition, the Nominating, Corporate Governance and Compensation Committee will evaluate a candidate’s independence and diversity, skills and experience in the context of the Board of Directors’ needs.

Communications with Our Board of Directors

Our Board of Directors has approved unanimously a process for stockholders to send communications to our Board. Stockholders can send communications to our Board and, if applicable, to any committee or to specified individual directors in writing c/o Columbia Equity Trust, Inc., 1750 H Street, N.W., Suite 500, Washington, D.C. 20006 Attention: John A. Schissel, Secretary. The Company does not screen mail, except when warranted for security purposes, and all such letters will be forwarded to our Board of Directors and/or any such specified committee or individual directors.

Stockholder Proposals for Our 2007 Annual Meeting

Our Board of Directors will provide for presentation of proposals by our stockholders at the 2007 Annual Meeting of Stockholders, provided that these proposals are submitted by eligible stockholders who have complied with the relevant regulations of the SEC regarding stockholder proposals.

Stockholders intending to submit proposals for presentation at our 2007 Annual Meeting of Stockholders, scheduled to be held in May 2007, must submit their proposals in writing, and we must receive these proposals at our executive offices on or before December 11, 2006 for inclusion in our proxy statement and the form of proxy relating to our 2007 Annual Meeting. We will determine whether or not to include any proposal in our proxy statement and form of proxy on a case-by-case basis in accordance with our judgment and the regulations governing the solicitations of proxies and other relevant regulations of the SEC. We will not consider proposals received after December  11, 2006 for inclusion in our proxy materials for our 2007 Annual Meeting of Stockholders.

Although stockholder proposals received by us after December 11, 2006 will not be included in our proxy statement or proxy card for the 2007 Annual Meeting of Stockholders, stockholder proposals may be included in the agenda for the 2007 Annual Meeting of Stockholders if properly submitted in accordance with our Bylaws. Our Bylaws provide that in order for a stockholder to nominate a candidate for election as a director at an annual meeting of stockholders or propose business for consideration at such meeting, notice must be given in writing to our Secretary not later than the close of business on the 90th day prior to the first anniversary of the date of mailing of the notice for the preceding year’s annual meeting nor earlier than the close of business on the 120th day prior to the first anniversary of the date of mailing of the notice for the preceding year’s annual meeting. As a result, any notice given by or on behalf of a stockholder pursuant to the provisions of the Bylaws must be delivered in writing via personal delivery or United States certified mail, postage prepaid to our Secretary c/o Columbia Equity Trust, 1750 H Street, Suite 500, Washington, D.C. 20006, Attn: Secretary, not earlier than December 11, 2006, and not later than January 10, 2007. The stockholder filing the notice of nomination must include:

•	as to the stockholder giving the notice:

•	the name and address of such stockholder and/or stockholder associated person, as they appear on our stock ledger, and current name and address, if different;

•	the class, series and number of shares of stock of our company beneficially owned by that stockholder and/or stockholder associated person; and

•	to the extent known, the name and address of any other stockholder supporting the nominee for election or re-election as a director, or the proposal of other business known on the date of such stockholder’s notice; and

•	as to each person whom the stockholder proposes to nominate for election as a director:

•	the name, age, business address and residence address of the person;

•	the class, series and number of shares of stock of our company that are beneficially owned by the person;

•	the date such shares were acquired and the investment intent of such acquisition;

•	all other information relating to the person that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required by the rules and regulations of the SEC; and

•	the written consent of the person to be named in the proxy statement as a nominee and to serve as a director if elected.

In order for a stockholder to bring other business before a stockholder meeting, timely notice must be received by us within the time limits described above. That notice must include:

•	the information described above with respect to the stockholder proposing such business;

•	a description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting;

•	the complete text of any resolutions intended to be presented at the annual meeting; and

•	any material interest of the stockholder in such business.

Our Bylaws are available on our website at www.columbiareit.com. Any stockholder desiring a copy of our Bylaws will be furnished one without charge upon written request to the Secretary. Information at or connected to our website is not and should not be considered part of this proxy statement.

Directors Attendance at Meetings of our Board of Directors and Annual Meeting

Our Board of Directors held four (4) meetings, including two regularly scheduled quarterly meetings, during the period July 5, 2005 to December 31. 2005. All incumbent directors attended 75% or more of the aggregate number of meetings of the Board of Directors and its committees on which they served during this period.

The Company has a policy that directors attend the Annual Meeting of Stockholders. The 2006 Annual Meeting of Stockholders will be our first annual meeting of stockholders.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Benefits Received by Our Executive Officers and Directors in Our Formation Transactions

In connection with our IPO in July 2005, we completed several transactions to acquire all of the equity interests in our initial properties held by Carr Capital Corporation and its affiliates (“Carr Capital”) and to acquire interests in certain other properties and assets. We refer to these transactions as our formation transactions. As part of the formation transactions, Carr Capital and certain other affiliated entities in which certain of our executive officers and directors owned an interest, received units of partnership interest in our operating partnership, or operating partnership units, in exchange for their interests in our initial properties as follows:

•	Oliver T. Carr, III, our Chairman, President and Chief Executive Officer, received an aggregate of 232,099 operating partnership units, having a value of approximately $3.5 million;

•	Clinton D. Fisch, our Senior Vice President and Director of Acquisitions, received an aggregate of 98,188 operating partnership units, having a value of approximately $1.5 million; and

•	Oliver T. Carr, Jr., the father of Oliver T. Carr, III, received an aggregate of 730,402 operating partnership units, having a value of approximately $11.0 million.

By contributing beneficial interests in the entities that owned our initial properties to our operating partnership in exchange for operating partnership units, each of these contributors was able to defer any taxable gain that they otherwise would have recognized upon the transfer of these properties.

Oliver T. Carr, III, Clinton D. Fisch and Oliver T. Carr, Jr. beneficially own 41.4%, 17.2% and 41.4%, respectively, of the equity interests in Carr Capital. Messrs. Carr, III and Fisch, who are also officers of Carr Capital, negotiated the consideration to be paid for the interests in each of our initial properties with unaffiliated third parties and Carr Capital and its affiliates. The amount of consideration paid by us to Carr Capital and its affiliates in the formation transactions was based on our management team’s estimates of the fair market value of the interests being acquired based on comparable transactions in the market, as well as negotiations with third party owners of interests in our initial properties.

Certain Business Relationships

Upon completion of our IPO, we reimbursed Carr Capital approximately $595,000 for legal, accounting and other third-party expenses incurred by Carr Capital in connection with our organization, formation transactions and IPO.

Thomas A. Young, Jr., one of our directors, is the Chief Executive Officer and President of Alliance Bankshares Corporation. An affiliate of Alliance Bankshares Corporation, Alliance Home Funding, LLC, entered into a lease in December 2004 for 7,199 square feet in our Sherwood Plaza property. Alliance Home Funding paid approximately $132,000 in annual base rent during the year ended December 31, 2005. Pursuant to the terms of the lease, Alliance Home Funding is responsible for any increases in real estate taxes or operating expenses over 2005 levels. In 2006, we expect Alliance Home Funding to pay annual base rent of approximately $162,000. The term of the lease will terminate on February 28, 2010. In December 2005, Alliance Bank Corporation entered into a lease for 25,645 square feet in our Victory Point property. The lease has a term that begins on the date of Alliance Bank’s occupancy of the space (the “Commencement Date”), subject to certain conditions including the successful renovation of the subject space, and terminates ten years and two months after the Commencement Date. We expect the Commencement Date to occur during the second quarter of 2006. Pursuant to the terms of the lease, Alliance Bank will pay rent of approximately $674,000 during the first 12 months of occupancy subject to annual escalations of approximately 2.75% and will also be responsible for any increases in real estate taxes or operating expenses over 2006 levels.

Rebecca L. Owen, one of our directors, is the Senior Vice President and General Counsel of Clark Enterprises, Inc. Clark Enterprises, Inc. beneficially owned interests in four of our initial properties prior to completion of the formation transactions through Clark/Carr Investments, LLC. Ms. Owen directly owns a 5%

membership interest in Clark/Carr Investments, LLC. Clark/Carr Investments received $1,078,598, $2,394,115, $426,572 and $833,717 in cash for the sale in the formation transactions of its membership interests in our Fair Oaks, Meadows IV, Madison Place and Victory Point properties, respectively, and continues to be an indirect joint venture partner in the entity that owns two other of our properties, the Atrium and Suffolk properties. In addition, Clark Enterprises and its affiliates in the past have invested in other projects with Carr Capital and its affiliates and have retained their asset management and mortgage brokerage services for several properties. During the year ended December 31, 2005, the Fair Oaks, Meadows IV and Madison Place entities, in which Clark Enterprises was an investor, and the Suffolk and Atrium entities, in which Clark Enterprises is an investor, paid us, Carr Capital and its affiliates approximately $616,879 in the aggregate in asset management and transaction fees. The Independence Center II development property, in which we maintain an 8.1% ownership interest, paid to an affiliate of Clark Enterprises, Inc. reimbursement of construction related expenses and management fees of approximately $3.3 million during the year ended December 31, 2005.

We currently rent office space for our corporate headquarters from, and pay a monthly fee for certain administrative services to, The Oliver Carr Company, which is controlled by Oliver T. Carr, Jr., father of Oliver T. Carr, III. We paid The Oliver Carr Company approximately $198,381 for the year ended December 31, 2005 in rental payments for our corporate headquarters office space, and $91,441 for the year ended December 31, 2005 in fees for administrative services. We expect to pay approximately $256,000 and $70,000 in rental payments and fees for administrative services, respectively, to The Oliver Carr Company for the year ending December 31, 2006.

During 2005, the joint venture entities that own two of our properties, the 1575 Eye Street property and the King Street property, have been parties to agreements with CarrAmerica Realty Corporation, whose Chairman and Chief Executive Officer is Thomas A. Carr, a sibling of Oliver T. Carr, III. The 1575 Eye Street agreement terminates in February 2009, and the King Street agreement terminated in December 2005. CarrAmerica provides property management services and serves as the leasing agent for the 1575 Eye Street property. As consideration for these services, CarrAmerica received $269,122 during the year ended December 31, 2005 from the 1575 Eye Street joint venture. We currently own a 9.2% ownership interest in the 1575 Eye Street joint venture. CarrAmerica served as the leasing agent and provided certain construction management services for tenant improvements for the King Street property in 2005. As consideration for these services, CarrAmerica received approximately $202,000 during the year ended December 31, 2005 from the King Street joint venture. We currently own a 50% equity interest in the King Street joint venture. During the year ended December 31, 2005, CarrAmerica also received approximately $8,600 from the joint venture that owns our Independence Center property and approximately $10,700 from the joint venture that owns our Madison Place property in connection with tenant improvements performed on behalf of these joint ventures. We currently own approximately 15% and 50% interests in the Independence Center property and the Madison Place property, respectively. During the year ended December 31, 2005, CarrAmerica provided services for tenant and building improvements at our Victory Point property. CarrAmerica received approximately $2,600 during the year ended December 31, 2005 in connection with these services. CarrAmerica also serves as a co-developer with us on the development of an approximately 115,000 square foot office building on available land at the Independence Center II property. We maintain an 8.1% joint venture interest in the entity that will own the new building. We anticipate that the development fee will be approximately $656,000, of which CarrAmerica will receive approximately 75% of such development fee and we will receive approximately 25% of this fee. CarrAmerica received approximately $159,000 during the year ended December 31, 2005 in connection with these services to the Independence Center II development property.

We also have agreements to perform asset management services for The Oliver Carr Company in connection with three office buildings and two hotel properties in which it owns an interest. These entities paid us asset management fees of approximately $363,000 during the year ended December 31, 2005. These agreements will expire on December 31, 2007, but may be extended for a succession of additional one year terms thereafter.

From the period July 5, 2005 through December 31, 2005, we received from Carr Capital approximately $119,000 in asset management fees associated with a condominium conversion projection in which Carr Capital maintained an ownership interest in, and $75,000 in debt placement fees to arrange and negotiate a financing for the King Street Station Hotel, a project in which Oliver T. Carr, Jr. maintains an ownership interest.

PBC King, LLC, which is controlled by Oliver T. Carr, Jr., leases 21,798 square feet at the King Street property. PBC King paid rent of approximately $657,000 during the year ended December 31, 2005 to the King Street joint venture and we expect PBC King, LLC will pay us annual base rent of approximately $676,000 in 2006. This lease will terminate on July 31, 2014.

In March 2005, Carr Capital entered into an agreement to acquire all of the ownership interests in the Loudoun Gateway IV property for $21.4 million. As part of the formation transactions, we acquired Loudoun Gateway IV for $21.9 million, which included approximately $500,000 of transaction costs, including a $213,500 cash fee paid to Carr Capital for sourcing the transaction.

Following completion of our IPO in July 2005, we acquired a 40% interest in Barlow Holdings, LLC, a limited liability company that owns 99% of the capital stock of the entity that owns the Barlow Building, in a cash merger transaction. Carr Capital received a cash fee of approximately $462,000 from this limited liability company for sourcing the transaction.

COMPENSATION OF DIRECTORS

Each of our non-employee directors joined our Board of Directors on July  5, 2005, the date we completed our IPO. As compensation for serving on our Board of Directors in 2005, each of our non-employee directors received an annualized retainer of $20,000 for the period July 5, 2005 to December 31, 2005 and a fee of $1,000 for each full board meeting and any committee meetings on the same day attended in person, a fee of $750 for each committee meeting attended in person and that occurred on a date different from a full board meeting and a fee of $500 for each full board or committee meeting attended telephonically. In addition, the chairs of the Audit and the Nominating, Corporate Governance and Compensation committees received annualized retainers of $5,000 each, for the period July 5, 2005 to December 31, 2005, for their service. In addition, each of our non-employee directors received a grant of 4,000 fully vested LTIP units upon joining our Board of Directors on July 5, 2005.

Fees payable to our non-employee directors for service on our Board of Directors in 2006 will remain unchanged from 2005 levels, except that amounts stated above shall compensate our directors for all of the 2006 fiscal year.

In addition, we have, and will continue to reimburse our directors for reasonable out-of-pocket expenses incurred in connection with their service on our Board of Directors and any and all committees.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under federal securities laws, our executive officers, directors and any persons beneficially owning more than ten percent (10%) of a registered class of our equity securities are required to report their ownership and any changes in that ownership to the SEC and to the NYSE. These persons are also required by SEC rules and regulations to furnish us with copies of these reports. Precise due dates for these reports have been established, and we are required to report in this proxy statement any failure to timely file these reports by those due dates by our directors and executive officers during 2005.

Based on our review of the reports and amendments to those reports furnished to us or written representations from our directors and executive officers that these reports were not required from those persons, we believe that all of these filing requirements were satisfied by our directors and executive officers during 2005, except that Mr. McGovern failed to timely file a Form 4 with respect to the grant of 4,000 LTIP units on July 5, 2005. This transaction has since been reported and all transactions are reflected in this proxy statement.

EXECUTIVE OFFICERS

The following table contains information regarding our executive officers. These officers are appointed annually by the Board of Directors and serve at the Board’s discretion.

Name	Age	Position

Oliver T. Carr, III	41	Chairman of the Board of Directors, President and Chief Executive Officer
John A. Schissel	39	Executive Vice President, Chief Financial Officer, Secretary and Treasurer
Clinton D. Fisch	45	Senior Vice President and Director of Acquisitions
Christian H. Clifford	43	Senior Vice President and Director of Asset Management
John M. Novack	54	Senior Vice President and Chief Accounting Officer

For information on Messrs. Carr and Schissel, please see their respective biographical descriptions provided on page 3 in the section entitled “Election of Directors.”

Clinton D. Fisch is our Senior Vice President and Director of Acquisitions, positions he has held since our inception in 2004. Mr. Fisch co-founded Carr Capital in 1994, where he served as a principal of Carr Capital and was primarily responsible for generating new business and investment opportunities. Prior to forming Carr Capital, Mr. Fisch was Vice President, Fund Manager for PaineWebber Properties, Inc. While serving at PaineWebber from 1992 to 1994, Mr. Fisch co-managed RTC due diligence, valuation, and disposition assignments and also managed five PaineWebber real estate funds containing apartment, office, and retail properties. Mr. Fisch holds a Master of Science Degree in Real Estate from the Massachusetts Institute of Technology, a Masters in Business Administration in Finance with Highest Honors from Boston University, and a Bachelor of Arts degree from California State University in Land Use Planning.

Christian H. Clifford is our Senior Vice President and Director of Asset Management, positions he has held since our inception in 2004. Mr. Clifford joined Carr Capital in 1998, where he was responsible for asset management of a $600 million owned and third-party managed portfolio of office and hotel investments. From 1994 to 1998, Mr. Clifford worked in PaineWebber’s asset management group. While at PaineWebber, Mr. Clifford served on a team responsible for a portfolio of office, multi-family and retail investments. Mr. Clifford’s prior experience also includes land assemblage and acquisitions, as well as residential construction management. Mr. Clifford received his Masters in Business Administration from Boston College and a Bachelor of Arts degree from Colorado State University.

John M. Novack is our Senior Vice President and Chief Accounting Officer, positions he has held since December 2004. Prior to joining our Company, Mr. Novack served as Chief Financial Officer for Connect-Us Communications from April 2001 to August 2004 and Chief Financial Officer of Access Teleconferencing from January 1998 to November 2000. Mr. Novack served as a consultant from September 2004 to December 2004 to assist in the transfer of Connect-Us Communications to its new owner. From November 2000 to April 2001, he served as Senior Vice President of Finance for WorldSpace. From 1993 to 1995, Mr. Novack was employed as Senior Vice President, Finance and Accounting for NHP Incorporated, a publicly traded real estate company. From 1981 to 1992, Mr. Novack served in varying capacities, including Controller, at Woodward & Lothrop Incorporated, a then publicly-traded regional department store chain. Mr. Novack’s prior experience also includes employment as Audit Manager at Arthur Andersen & Co. from 1973 to 1981. Mr. Novack is a Certified Public Accountant and received his Bachelor’s degree in Business Administration and Accounting from the College of William and Mary.

SHARE OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information, as of March 31, 2006, regarding our common stock owned of record or known by us to be owned beneficially by each director and nominee for director, each named executive officer and all directors and executive officers as a group. At March 31, 2006, there were 13,863,334 shares of our common stock outstanding. Except as set forth in the footnotes to the table below, each of the stockholders identified in the table has sole voting and investment power over the common stock beneficially owned by that person. The address for each individual listed below is: c/o Columbia Equity Trust, Inc., 1750 H Street, N.W., Suite 500, Washington, D.C. 20006.

	Number of Shares
	of Common Stock
Beneficial Owners	Beneficially Owned(1)		Percent of Class

Oliver T. Carr, III(2)	270,349		1.91
John A. Schissel(3)	76,667		*
Clinton D. Fisch(4)	119,855		*
Christian H. Clifford(5)	66,667		*
John M. Novack(6)	28,333		*
Bruce M. Johnson(7)	4,000		*
Robert J. McGovern(7)	4,000		*
Rebecca L. Owen(7)	4,000		*
Hal A. Vasvari(7)	4,000		*
Thomas A. Young, Jr.(7)	5,000		*
All Directors and Executive Officers as a Group (10 persons)	582,871	(1)(2)(3)(4)(5)(6)(7)	4.05

*	Represents less than one percent of our issued and outstanding shares.

(1)	Assumes all operating partnership units and LTIP units held by such person are redeemed for shares of common stock. Percent ownership assumes all outstanding operating partnership units and LTIP units owned by each named person are redeemed for shares of common stock, but assumes that none of the outstanding operating partnership units or LTIP units owned by either persons are redeemed.

(2)	Includes 35,000 shares issuable upon conversion of LTIP units granted to Mr. Carr upon completion of our IPO. These LTIP units vest ratably over five years beginning one year from the date of grant. Includes 232,099 shares issuable upon redemption of operating partnership units held by Carr Capital Corporation, a corporation owned 41.4% by Mr. Carr, which number of shares represents Mr. Carr’s pro rata ownership interest in Carr Capital. Mr. Carr disclaims beneficial ownership of the operating partnership units held by Carr Capital, except to the extent of his beneficial ownership interest in Carr Capital.

(3)	Includes 13,333 shares issuable upon conversion of LTIP units granted to Mr. Schissel upon completion of our IPO. These LTIP units vest ratably over five years beginning one year from the date of grant.

(4)	Includes 21,667 shares issuable upon conversion of LTIP units granted to Mr. Fisch upon completion of our IPO. These LTIP units vest ratably over five years beginning one year from the date of grant. Includes 95,983 shares issuable upon redemption of operating partnership units held by Carr Capital Corporation, a corporation owned 17.2% by Mr. Fisch, which represents Mr. Fisch’s pro rata ownership interest in Carr Capital. Also includes 2,205 shares issuable upon redemption of operating partnership units held by Mr. Fisch and his wife, Tracey E. Fisch, as tenants in common, which were issued pursuant to the contribution of Mr. and Mrs. Fisch’s ownership interest in the Sherwood Plaza property in connection with our IPO. Mr. Fisch disclaims beneficial ownership of the operating partnership units held by Carr Capital, except to the extent of his beneficial ownership interest in Carr Capital.

(5)	Includes 66,667 shares issuable upon conversion of LTIP units granted to Mr. Clifford upon completion of our IPO. These LTIP units vest ratably over five years beginning one year from the date of grant.

(6)	Includes 28,333 shares issuable upon conversion of LTIP units granted to Mr. Novack upon completion of our IPO. These LTIP units vest ratably over five years beginning one year from the date of grant.

(7)	Includes 4,000 shares issuable upon conversion of LTIP units granted to each of our non-employee directors upon completion of our IPO. The LTIP units granted to each of our non-employee directors vested in full on the date of grant.

SHARE OWNERSHIP BY CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information, known by us as of March 31, 2006, and based solely upon information filed pursuant to Schedule 13G of the Securities Exchange Act of 1934, as amended, regarding beneficial owners of more than 5% of our common stock:

	Amount and Nature
	of Beneficial
Name and Address of Beneficial Owner	Ownership	Percent of Class

FMR Corp.	1,458,900	10.52%
82 Devonshire Street, Boston, Massachusetts 02109(1)
T. Rowe Price Associates, Inc.	1,319,700	9.52%
100 E. Pratt Street, Baltimore, Maryland 21202(2)
Third Avenue Management LLC	1,108,700	8.00%
622 Third Avenue, 32nd Floor, New York, NY 10017(3)
Davis Selected Advisers, L.P.	1,107,625	7.99%
2949 East Elvira Road, Suite 101 Tucson, Arizona 85706(4)
Oliver T. Carr, Jr.	694,066	5.00%
1750 H Street, NW, Suite 500 Washington, D.C. 20006(5)

(1)	Based on information as of December 31, 2005 and contained in a Schedule 13G/A filing dated February 14, 2006, FMR Corp. reported beneficial ownership of 1,458,900 shares, of which it had sole voting power over 90,800 shares, shared voting power over 0 shares, sole dispositive power over 1,458,900 shares and shared dispositive power over 0 shares.

(2)	Based on information as of December 31, 2005 and contained in a Schedule 13G filing dated February 14, 2006, T. Rowe Price Associates, Inc. reported beneficial ownership of 1,319,700 shares, of which it had sole voting power over 348,400 shares, shared voting power over 0 shares, sole dispositive power over 1,319,700 shares and shared dispositive power over 0 shares.

(3)	Based on information as of December 31, 2005 and contained in a Schedule 13G/A filing dated February 14, 2006, Third Avenue Management LLC reported beneficial ownership of 1,108,700 shares, of which it had sole voting power over 1,107,100 shares, shared voting power over 0 shares, sole dispositive power over 1,108,700 shares and shared dispositive power over 0 shares.

(4)	Based on information as of December 31, 2005 and contained in a Schedule 13G/A filing dated February 14, 2006, Davis Selected Advisers, L.P. reported beneficial ownership of 1,107,625 shares, of which it had sole voting power over 1,107,625 shares, shared voting power over 0 shares, sole dispositive power over 1,108,625 shares and shared dispositive power over 0 shares.

(5)	Based on information as of March 24, 2006 and contained in a Schedule 13G filing dated March 24, 2006, Oliver T. Carr, Jr. reported beneficial ownership of 694,066 shares, of which he had sole voting power over 687,191 shares, shared voting power over 0 shares, sole dispositive power over 687,191 shares and shared dispositive power over 0 shares.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the total annual compensation paid to our Chief Executive Officer and our next four most highly compensated executive officers (collectively, the “named executive officers”) for 2005. Although we were formed in September 2004, we commenced operations upon completion of our IPO in July 2005 and as such, paid no compensation to the named executive officers during 2004.

		Annual Compensation			Long Term
	Fiscal			Other Annual	Compensation	All Other
Name and Position	Year	Salary(1)	Bonus	Compensation	LTIP Units(2)(3)	Compensation

Oliver T. Carr, III	2005	$225,000	$50,000	—	$625,005	—
Chairman, President and CEO
John A. Schissel	2005	190,000	40,000	—	199,995	—
Chief Financial Officer
Clinton D. Fisch	2005	150,000	22,750	—	325,005	—
Senior VP
Christian H. Clifford	2005	150,000	22,750	—	1,000,005	—
Senior VP
John M. Novack	2005	150,000	27,000	—	424,995	—
Chief Accounting Officer

(1)	Amounts for 2005 are annualized and represent the initial base salary payable to the named executive officer under our employment agreement with the executive officer.

(2)	Based on our IPO price of $15.00 per share. These LTIP units were awarded upon completion of our IPO and vest ratably over five years beginning on the first anniversary of the IPO. Each individual owns only those LTIP units in the table.

(3)	LTIP units are a special class of partnership interests in our operating partnership, Columbia Equity, LP. Each LTIP unit awarded is deemed equivalent to an award of one share of common stock under our 2005 Equity Compensation Plan. The LTIP units, whether vested or not, receive the same quarterly per unit profit distributions as units of our operating partnership, which profit distribution generally equals per share dividends on our shares of common stock. Initially, the LTIP units do not have full parity with operating partnership units with respect to liquidating distributions. Under the terms of the LTIP units, our operating partnership will revalue its assets upon the occurrence of certain specified events, and any increase in valuation from the time of grant until such event will be allocated first to the holders of LTIP units to equalize the capital accounts of such holders with the capital accounts of operating partnership unit holders. Upon equalization of the capital accounts of the holders of LTIP units with the other holders of operating partnership units, the LTIP units will achieve full parity with operating partnership units for all purposes, including with respect to liquidating distributions. If such parity is reached, vested LTIP units may be converted into an equal number of operating partnership units at any time, and thereafter enjoy all the rights of operating partnership units. However, there are circumstances under which such parity would not be reached. Until and unless such parity is reached, the value that an executive will realize for a given number of vested LTIP units will be less than the value of an equal number of our shares of common stock.

Employment Agreements

We entered into an employment agreement with each of the named executive officers that became effective upon completion of our initial public offering. The employment agreements are for an initial term expiring December 31, 2006 and provide for an automatic renewal for successive one year terms if not terminated by either party at least 60 days prior to the end of the applicable term.

The following describes the material terms of the employment agreements for Messrs. Carr, Schissel, Fisch, Clifford and Novack. The employment agreements provide the following initial annual base salaries for

2005: Mr. Carr ($225,000), Mr. Schissel ($190,000), Mr. Fisch ($150,000), Mr. Clifford ($150,000) and Mr. Novack ($150,000). The annual base salaries provided under the employment agreements are reviewed annually for appropriate increases by the Nominating, Corporate Governance and Compensation Committee. Bonuses may be awarded in the discretion of the Nominating, Corporate Governance and Compensation Committee. These agreements provide that the named executive officers agree to devote substantially all of their business time to our operations.

These employment agreements permit us to terminate the executives’ employment with appropriate notice for or without “cause.” “Cause” is generally defined to mean:

•	conviction of, or a plea of guilty or nolo contendere to, a felony;

•	intentional and continual failure by the executive (other than for reason of mental or physical illness) to perform reasonably assigned material duties, if such failure has a materially and demonstrably detrimental effect on our business operations and has continued for at least 30 days after we provide written notice to the executive;

•	willful misconduct in the performance of the executive’s duties; or

•	breach of any non-competition, non-disclosure or non-solicitation agreement in effect between the executive and us.

In addition, each executive has the right under his employment agreement to resign for “good reason.” “Good reason” is defined in the employment agreement to include a substantial reduction in base salary (as it may be increased from time to time), a demotion of the executive or a material diminution in the executive’s duties, a requirement by us that the executive relocate more than 50 miles from our current offices without the executive’s consent or non-renewal of the employment agreement (only in the case of Messrs. Carr and Schissel). Resignation for “good reason” entitles the executive to receive the benefits described below.

The employment agreements referred to above provide that the named executive officers are eligible to receive the same benefits, including participation in our retirement and welfare plans to the same extent as other similarly situated employees, and such other benefits as are commensurate with their position. Participation in employee benefit plans is subject to the terms of said benefit plans as in effect from time to time. If the terms of the plans or applicable law prohibit continued participation, the named executive officers are entitled to receive cash payments in amounts to allow them to obtain the same benefits.

When the executive’s employment ends for any reason, we will pay accrued and unpaid salary, accrued but unused vacation benefit, a pro rata portion of the executive’s bonus and other existing obligations. In addition, if we terminate employment without cause or if the executive resigns for good reason, we will be obligated to (i) in the case of Messrs. Carr and Schissel, pay the executive severance equal to two times the executive’s then-current base salary, payable over the 24 month period after the executive’s termination of employment, and, in the case of Messrs. Fisch, Clifford and Novack, one times the executive’s then-current base salary, payable over the 12 month period after the executive’s termination of employment, and (ii) in the case of Messrs. Carr and Schissel, pay premiums for group health coverage for the executive during the 24 month period after termination of employment, and in the case of Messrs. Fisch, Clifford and Novack, pay premiums for group health coverage during the 12 month period after the termination of employment, or we may elect to pay cash in lieu of such coverage in an amount equal to the after-tax cost of continuing such coverage if the coverage cannot be continued. If the executive is terminated on account of death or disability, the executive or his estate will receive (i) a pro ration of his incentive pay that covers the fiscal year of his termination and (ii) an amount equal to one-half the executive’s annual base salary. An executive’s incentive pay is the greater of (i) the maximum incentive bonus for which the executive was eligible during the calendar year that includes the executive’s date of termination or (ii) the highest aggregate bonus or incentive payment paid to the executive during any of the three calendar years prior to the executive’s date of termination. In addition, in the event we terminate the executive’s employment other than for cause, on account of the executive’s disability or death, or by the executive for good reason, all of the executive’s outstanding options, restricted shares, LTIP units and other equity rights will become fully vested and/or exercisable, as applicable, and all outstanding options and other equity rights that have an exercise period will remain exercisable for the shorter of (i) the remaining term of the option or equity right, or (ii) three years from the effective date of such termination. To receive the severance, the executive must execute a release of claims.

In the event of a change in control, all outstanding options, restricted shares and other equity rights will become fully vested and/or exercisable for each named executive officer. In the event of a change in control, each executive will be entitled to enhanced severance benefits irrespective of when his employment terminates if his employment terminates by us without cause or by him for good reason after the change in control. The change in control severance benefits payable are as follows: (i) in the case of Messrs. Carr and Schissel, lump sum severance payment equal to two and one-half (2 1/2) times the executive’s then-current base salary plus incentive pay, and in the case of Messrs. Fisch, Clifford and Novack, a lump sum severance payment equal to one and one-half (1 1/2) times the executive’s then-current base salary plus incentive pay, (ii) all outstanding options and other equity rights with an exercise period will remain exercisable for the shorter of (A) the remaining term of the award, or (B) three years from the effective date of the termination following such change in control and (iii) payment of premiums for group health coverage during the 30 month period after termination of employment, in the case of Messrs. Carr and Schissel, and during the 18 month period after termination of employment, in the case of Messrs. Fisch, Clifford and Novack, or cash in lieu of such coverage in an amount equal to the after-tax cost of continuing such coverage if the coverage cannot be continued. To receive the enhanced severance, each executive must execute a release of claims.

In general terms, a change of control under the employment agreements occurs:

•	if our Board of Directors adopts a resolution to the effect that, in its judgment, a change in control has occurred;

•	if a person, entity or affiliated group (with certain exceptions) acquires more than 50% of our then outstanding voting securities;

•	if we merge into another entity unless the holders of our voting shares immediately prior to the merger have at least 50% of the combined voting power of the securities in the merged entity or its parent;

•	if we sell or dispose of all or substantially all of our assets;

•	if we are liquidated or dissolved; or

•	continuing directors (as defined in the employment agreements) cease for any reason to constitute a majority of our Board of Directors.

If payments become due as a result of a change in control and the excise tax imposed by Internal Revenue Code Section 4999 applies, the terms of the employment agreements require us to gross up payments to the executive for the amount of this excise tax plus the amount of income and other taxes due as a result of the gross up payment.

The employment agreements also contain non-competition, confidentiality and non-solicitation provisions. These provisions provide that during the term of employment and for the one year period after termination of an executive’s employment other than upon a termination for good reason or without cause or following a change of control, the executive will not compete with us by working with or investing in any business or enterprise which acquires, operates or develops office properties in the Greater Washington, D.C. area. The employment agreements also provide that for the one year period after termination of the executive’s employment for any reason the executive will not solicit any of our principal customers, encourage any of our principal customers to reduce its patronage of us, or solicit or hire any of our employees.

The employment agreements permit Messrs. Carr and Fisch to continue to serve as an officer or director of Carr Capital as long as such duties do not prevent them from discharging their obligations to us under their employment agreements.

Long-Term Incentive Plans — Awards in Last Fiscal Year

The following table provides information on LTIP units granted to our named executive officers in fiscal year 2005 under our 2005 Equity Compensation Plan.

			Estimated Figure
		Performance	Payouts Under Non-Stock Price-Based Plan
		or Other Period		Target
	Number of Units or	Until Maturation or	Threshold(3)(4)	(# of	Maximum
Name of Grantee	Other Rights(1)	Payout	(# of units)	units)(4)(5)	(# of units)(4)(5)

Oliver T. Carr, III	35,000	1 year(2)	7,000	35,000	35,000
John A. Schissel	13,333	1 year(2)	2,667	13,333	13,333
Clinton D. Fisch	21,667	1 year(2)	4,333	21,667	21,667
Christian H. Clifford	66,667	1 year(2)	13,333	66,667	66,667
John M. Novack	28,333	1 year(2)	5,667	28,333	28,333

(1)	See footnote 3 to the “Summary Compensation Table” above for a description of the terms of these LTIP units.

(2)	The LTIP unit awards vest ratably over 5 years, commencing on July 5, 2006.

(3)	Assumes 20% of grant vests as of July 5, 2006.

(4)	In the event the executive officer’s employment with us is terminated for cause, any LTIP units that have not vested as of such date shall be forfeitable at the discretion of the Nominating, Corporate Governance and Compensation Committee.

(5)	Assumes 100% of grant vests as of July 5, 2010.

NOMINATING, CORPORATE GOVERNANCE AND COMPENSATION COMMITTEE
REPORT ON EXECUTIVE COMPENSATION

Prior to the completion of the Company’s initial public offering (“IPO”), the Board of Directors consisted of a sole director, Mr. Carr, the Company’s Chairman, President and Chief Executive Officer. The Board’s objective was to attract, retain and motivate highly qualified executive officers and significant employees to serve as the Company’s initial executive management team and contribute to the creation of stockholder value. To accomplish this objective, the Board of Directors caused the Company to enter into employment agreements with each of its executive officers, including Mr. Carr, immediately prior to completion of the Company’s IPO. The terms of those employment agreements are discussed above under “Executive Compensation — Employment Agreements” and are intended to provide strong financial incentives to the Company’s executive officers, at a reasonable cost to the Company and its stockholders. In determining compensation under these employment agreements, the Board of Directors considered the compensation paid to officers at the Company’s predecessor, as well as public companies deemed by the Board of Directors to be comparable to the Company.

The Nominating, Corporate Governance and Compensation Committee of the Board of Directors assumed responsibility for executive officer compensation matters upon the completion of the Company’s IPO in July 2005, and the Company’s executive compensation programs have been administered by the Nominating, Corporate Governance and Compensation Committee since that time. The Nominating, Corporate Governance and Compensation Committee is composed of the individuals listed below. The Nominating, Corporate Governance and Compensation Committee approves the salary level and annual incentive awards for the Company’s Chief Executive Officer (the “CEO”), approves salary levels and annual incentive awards for the Company’s other executive officers and certain key employees and administers the Company’s 2005 Equity Compensation Plan. Because the Company was not a public company until July 2005, and the base salaries and long-term incentive awards for the executive officers were approved by the Board of Directors prior to completion of the Company’s IPO as reflected in the employment agreements for these individuals, the Nominating, Corporate Governance and Compensation Committee met one (1) time during 2005 and did not utilize an independent compensation consultant for advice with respect to executive compensation matters in fiscal 2005.

Overview of Compensation Philosophy

The Nominating, Corporate Governance and Compensation Committee’s policy is to devise and implement compensation for officers and employees commensurate with their position and determined with reference to performance and compensation paid to similarly situated employees and officers of companies which the Nominating, Corporate Governance and Compensation Committee deems to be comparable to the Company.

Components of Executive Compensation

The Nominating, Corporate Governance and Compensation Committee’s compensation methodology utilizes three components: (1) base salary, (2) annual incentive compensation and (3) long-term incentive compensation. These components provide elements of fixed income and variable compensation that are linked to the achievement of individual and corporate goals and the enhancement of value to the Company’s stockholders.

Base Salary.  Base salary represents the fixed component of the Company’s executive compensation system. Officers and key employees receive salaries that are within a range established by the Nominating, Corporate Governance and Compensation Committee for their respective positions based on the comparative analysis described above. Where the salary of each officer and key employee falls within the salary range will be based on a determination of the level of experience that the employee brings to the position and how successful the employee is in achieving set goals. Salary adjustments will be based on a similar evaluation, a comparison of adjustments made by companies which the Nominating, Corporate Governance and Compensation Committee deems to be comparable to the Company and any necessary inflationary adjustments. During 2005, base salaries were paid to the Company’s named executive officers in accordance with the terms of their employment agreements. The employment agreements for each of the Company’s named executive officers were approved by the Board of Directors prior to the Company’s IPO, which pre-IPO Board was comprised solely of Mr. Carr.

Annual Incentives.  Annual incentives exist in the form of bonuses available to each of the named executive officers as a means of linking compensation to objective performance criteria that are within the control of the employee. The employment agreements for the Company’s named executive officers provide that such officers are eligible to receive annual cash incentive bonuses for their performance and the performance of the Company during the fiscal year, with the actual amount to be determined by the Nominating, Corporate Governance and Compensation Committee, subject to any annual performance bonus plan approved by the Committee. On March 9, 2006, the Nominating, Corporate Governance and Compensation Committee established and approved cash incentive bonuses for 2005 payable to each of the named executive officers. The actual amount of cash incentive bonus for fiscal 2005 payable to each of the named executive officers was determined by the Nominating, Corporate Governance and Compensation Committee based on its evaluation of the Company’s performance since completion of its IPO in July 2005. To motivate executives to increase their ownership of common stock, the Nominating, Corporate Governance and Compensation Committee may in the future, subject to the terms of applicable employment agreements, approve that the named executive officers receive all or a portion of their bonuses in common stock, stock options, restricted stock, performance shares and LTIP units under the Company’s 2005 Equity Compensation Plan.

Long-Term Incentives.  The third component of executive compensation is targeted toward providing rewards for long-term performance. The Nominating, Corporate Governance and Compensation Committee believes that long-term incentives are important to motivate and reward the Company’s officers and key employees for maximizing stockholder value. Long-term incentives will be provided primarily by grants of stock options, stock awards, stock appreciation rights and LTIP units under the Company’s 2005 Equity Compensation Plan, which is administered by the Nominating, Corporate Governance and Compensation

Committee. The purpose of the Company’s 2005 Equity Compensation Plan is to assist the Company in attracting and retaining qualified personnel, by enabling such personnel to participate in the future success of the Company and to align their interests with those of the Company and its stockholders. In fiscal 2005, upon completion of the Company’s IPO and related formation transactions, the Company granted a total of 165,000 LTIP units to its named executive officers as a group as long-term incentive awards under the 2005 Equity Compensation Plan. These awards were approved by the Board of Directors prior to completion of the Company’s IPO. No additional LTIP units or other awards were granted in 2005 to the Company’s named executive officers.

Total Value of Compensation for 2005

The Board of Directors, prior to completion of the Company’s IPO, approved the payment of annual base salaries and the grant of LTIP units for fiscal year 2005 to the Company’s Chief Executive Officer and the other four most highly compensated executive officers of the Company. The Nominating, Corporate Governance and Compensation Committee approved the payment of annual incentive bonuses for 2005 based on its evaluation of the performance of the Company since completion of its IPO. The value of total compensation paid to the named executive officers for 2005 are reflected below:

			Fair Market
			Value of
	Annual	Annual	LTIP Unit	Total
Named Executive Officer	Base Salary(1)	Cash Bonus	Awards(2)	Compensation

Oliver T. Carr, III	$111,635	$50,000	$525,000	$686,635
President and Chief Executive Officer
John A. Schissel	$94,269	$40,000	$199,995	$334,264
Chief Financial Officer
Clinton D. Fisch	$74,423	$22,750	$325,005	$422,178
Senior Vice President
Christian H. Clifford	$74,423	$22,750	$1,000,005	$1,097,178
Senior Vice President
John M. Novack	$74,423	$27,000	$424,995	$526,418
Chief Accounting Officer

(1)	Amounts represent base salary paid to each of the named executive officers for the period commencing on July 5, 2005, the closing date for the Company’s IPO, and ending on December 31, 2005. On an annualized basis, the Company’s named executive officers received the following base salaries: Mr. Carr ($225,000); Mr. Schissel ($190,000); Mr. Fisch ($150,000); Mr. Clifford ($150,000) and Mr. Novack ($150,000).

(2)	The LTIP unit awards vest ratably over 5 years, commencing on July 5, 2006.

2005 CEO Compensation

During 2005, the Board of Directors, as it was comprised prior to the completion of the Company’s IPO, caused the Company to enter into an employment agreement with Mr. Carr, the Company’s Chairman, President and CEO, which provides for an annualized 2005 base salary of $225,000, which may be increased on annual basis as described under the caption “Executive Compensation — Employment Agreements” elsewhere in this proxy statement. The Board concluded that the initial CEO base salary was appropriate after considering the compensation paid to the chief executive officers of public companies deemed by the Board to be comparable to the Company. The pre-IPO Board of Directors also approved a grant of 35,000 LTIP units to Mr. Carr upon completion of the Company’s IPO having a fair market value of $525,005. These LTIP units vest ratably over five years. The Nominating, Corporate Governance and Compensation Committee approved a discretionary annual incentive bonus for 2005 of $50,000 to Mr. Carr, which bonus amount was equal to approximately 45% of the base salary paid to Mr. Carr for the partial year and was based on an evaluation of the performance of the Company during that partial period from July 5, 2005 to December 31, 2005.

This report has been submitted by the members of the Nominating, Corporate Governance and Compensation Committee for fiscal year 2005.

NOMINATING, CORPORATE GOVERNANCE
AND COMPENSATION COMMITTEE
Robert J. McGovern (Chairman)
Hal A. Vasvari
Thomas A. Young, Jr.

March 31, 2006

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No Compensation Committee interlocks or insider participation on compensation decisions exist. All members of our Nominating, Corporate Governance and Compensation Committee are independent in accordance with the Company’s independence criteria discussed above under “Independence of Our Board of Directors.” At no time was a member of the Nominating, Corporate Governance and Compensation Committee an officer of our company or any of its subsidiaries. Messrs. McGovern and Young had no relationships with us during 2005 requiring disclosure by us. See “Certain Relationships and Related Transactions — Certain Business Relationships” above for a description of certain relationships between Mr. Young and us during 2005.

PERFORMANCE GRAPH

The following graph provides a comparison of cumulative total stockholder return on our common stock for the period from June 29, 2005 (the date upon which our common stock began publicly trading) through December 31, 2005, with the total cumulative return of the Standard & Poor’s 500 Index, the National Association of Real Estate Investment Trusts, Inc. Equity REIT Total Return Index (“NAREIT All Equity REIT Index”), and the SNL Office REIT Index. The NAREIT All Equity REIT Index includes all tax-qualified equity REITs listed on the New York Stock Exchange, the American Stock Exchange and the NASDAQ Stock Market. Equity REITs are defined as those with 75% or more of their gross invested book value of assets invested directly or indirectly in the equity ownership of real estate. The SNL Office REIT Index is a published and widely recognized index that comprises 27 office equity REITs. Upon written request, we will provide any stockholder with a list of the REITs included in the NAREIT All Equity REIT Index or the SNL Office REIT Index. The stock performance graph assumes an investment of $100.00 in each of the three indices and our Company, and the reinvestment of any dividends (with the exception of the S&P 500). The historical information set forth below is not necessarily indicative of future performance.

Total Return Performance

	6/29/2005	7/29/2005	8/31/2005	9/30/2005	10/31/2005	11/30/2005	12/30/2005
Columbia Equity Trust, Inc.	$100.0	$101.2	$97.7	$94.8	$96.1	$94.9	$105.8
S&P 500	$100.0	$103.0	$102.0	$102.9	$101.1	$105.0	$105.0
NAREIT All Equity REIT Index	$100.0	$107.2	$103.3	$103.9	$101.5	$105.7	$105.5
SNL Office REIT Index	$100.0	$107.2	$103.2	$105.4	$102.3	$106.3	$105.2

We cannot assure you that our stock performance will continue into the future with the same or similar trends depicted in the above graph. We will not make or endorse any predictions as to our future stock performance.

The foregoing graph and chart shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent we specifically incorporate this information by reference, and shall not otherwise be deemed filed under those acts.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is composed of Bruce M. Johnson (Chairman), Hal A. Vasvari and Thomas A. Young, Jr. and operates under a written charter, which is attached as Appendix A to this proxy statement.

The Audit Committee oversees Columbia Equity Trust, Inc.’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In this context, the Audit Committee has reviewed and discussed with management the audited financial statements for the year ended December 31, 2005 in the annual report to stockholders.

The Audit Committee has discussed with Deloitte & Touche LLP, the Company’s independent auditors, the matters required to be discussed by Statement of Auditing Standards 61 (SAS 61), as modified or supplemented, including the overall scope and plan for their audit, the auditor’s judgment as to the quality, not just the acceptability, of the accounting principles, the consistency of their application and the clarity and completeness of the audited financial statements.

The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independent Standards Board Standard No. 1, as modified or supplemented, and has discussed with the independent auditors their independence from the Company.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors agreed) that the audited financial statements be included in the annual report on Form 10-K for the year ended December 31, 2005 for filing with the Securities and Exchange Commission.

Audit Committee
Bruce M. Johnson (Chairman)
Hal A. Vasvari
Thomas A. Young, Jr.

March 31, 2006

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

INDEPENDENT AUDITORS

Deloitte & Touche LLP served as the Company’s independent registered public accounting firm for the year ended December 31, 2005.

The Audit Committee is currently in the process of reviewing a proposal from Deloitte & Touche for the rendering of professional services related to serving as the Company’s independent registered public accounting firm for the year ended December 31, 2006, but has not yet taken any formal action to retain Deloitte & Touche as the Company’s independent registered public accounting firm for 2006. A representative of Deloitte & Touche is expected to be present at the Annual Meeting and will be afforded an opportunity to make a statement and to respond to appropriate questions.

Principal Accountant Fees and Services

Aggregate fees for professional services rendered for the Company and Carr Capital Corporation as of and for the years ended December 31, 2005 and 2004, by Deloitte & Touche were:

Fee Type	2005	2004

Audit Fees(a)	$1,347,252	$919,080
Audit-Related Fees(b)	92,605	—
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$1,439,857	$919,080

(a)	Includes fees related to the Company’s initial public offering of $1,009,752 and $919,080 in 2005 and 2004, respectively. These fees were for the audit of historical financial statements, review of SEC filings, comfort letters and consents.

(b)	Fees for due diligence service and required audits for acquisitions.

Audit fees represent the aggregate fees billed for resources rendered related to the audit of our annual financial statements and review of our quarterly financial statements and reports on Form 10-Q as periodically filed with the Securities and Exchange Commission, or SEC.

Approval Policies and Procedures

The Audit Committee has adopted procedures for pre-approving audit and non-audit services provided by the independent registered public accounting firm. These procedures include reviewing a budget for audit and permitted non-audit services. The budget includes a description of, and a budgeted amount for, particular categories of non-audit services that are recurring in nature and therefore anticipated at the time the budget is submitted. Audit Committee approval is required to exceed the budget amount for a particular category of non-audit services and to engage the independent registered public accounting firm for any non-audit services not included in the budget. For both types of pre-approval, the Audit Committee considers whether such services are consistent with the SEC’s rules on auditor independence. The Audit Committee also considers whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with our business, employees, culture, accounting systems, risk profile, and whether the services enhance our ability to manage or control risks and improve audit quality. The Audit Committee may delegate pre-approval authority to one or more members of the Audit Committee. The Audit Committee periodically monitors the services rendered and actual fees paid to the independent registered public accounting firm to ensure that such services are within the parameters approved by the Audit Committee.

The Audit Committee has determined that the provision of non-audit services performed by Deloitte & Touche during 2005 is compatible with maintaining Deloitte & Touche’s independence from the Company as its independent registered public accounting firm. For the period commencing July  5, 2005, the date we completed our IPO, to December 31, 2005, the Audit Committee pre-approved all services rendered by Deloitte & Touche.

OTHER MATTERS

As of the date of this Proxy Statement, the Board does not know of any matters to be presented at the Annual Meeting other than those specifically set forth in the Notice of Annual Meeting of Stockholders. If other proper matters, however, should come before the Annual Meeting or any adjournment thereof, the persons named in the enclosed proxy intend to vote the shares represented by them in accordance with their best judgment in respect to any such matters.

ANNUAL REPORT

The Company’s 2005 Annual Report to Stockholders is being mailed to stockholders concurrently with this proxy statement and does not form part of the proxy solicitation material.

“HOUSEHOLDING” OF PROXY STATEMENT AND ANNUAL REPORTS

The SEC rules allow for the delivery of a single copy of an annual report to stockholders and proxy statement to any household at which two or more stockholders reside, if it is believed the stockholders are members of the same family. This delivery method, known as “householding,” will save us printing and mailing costs. Duplicate account mailings will be eliminated by allowing stockholders to consent to such elimination, or through implied consent, if a stockholder does not request continuation of duplicate mailings. Brokers, dealers, banks or other nominees or fiduciaries that hold shares of our common stock in “street” name for beneficial owners of our common stock and that distribute proxy materials and annual reports they receive to beneficial owners may be householding. Depending upon the practices of your broker, bank or other nominee or fiduciary, you may need to contact them directly to discontinue duplicate mailings to your household. If you wish to revoke your consent to householding, you must contact your broker, bank or other nominee or fiduciary.

If you hold shares of common stock in your own name as a holder of record, householding will not apply to your shares. Also, if you own shares of common stock in more than one account, such as individually and also jointly with your spouse, you may receive more than one set of our proxy statements and annual reports to stockholders. To assist us in saving money and to provide you with better stockholder services, we encourage you to have all of your accounts registered in the same name and address. You may do this by contacting the Company’s transfer agent, American Stock Transfer & Trust Company (Operations Center), by telephone at 866-668-6550 or in writing at 6201 15th Avenue, Brooklyn, NY 11219.

If you wish to request extra copies free of charge of any annual report to stockholders or proxy statement, please send your request to Columbia Equity Trust, Inc., 1750 H Street, N.W., Suite 500, Washington, D.C., 20006, Attn: Secretary. You can also refer to our web site at www.columbiareit.com. Information at, or connected to, our website is not and should not be considered part of this proxy statement.

By order of the Board of Directors,

John A. Schissel
Secretary

April 10, 2006
Washington, D.C.

APPENDIX A

COLUMBIA EQUITY TRUST, INC.

AUDIT COMMITTEE CHARTER
June 14, 2005

The following shall constitute the Audit Committee Charter (the “Charter”) of the Board of Directors (the “Board”) of Columbia Equity Trust, Inc. (the “Company”):

I.	ORGANIZATION

There shall be constituted a standing committee of the Board to be known as the audit committee (the “Audit Committee”).

II.	COMPOSITION AND SELECTION

The Audit Committee shall be comprised of three or more directors, each of whom shall meet the independence, financial literacy and similar requirements of all applicable rules and regulations of the Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange as then in effect.

All members of the Audit Committee shall be financially literate, as such term is interpreted by the Board in its business judgment in compliance with the applicable rules of the SEC and the New York Stock Exchange. At least one member of the Audit Committee shall have accounting or related financial management expertise in compliance with the applicable rules of the New York Stock Exchange.

No member of the Audit Committee may serve on the audit committees of more than three public companies. If an audit committee member simultaneously serves on the audit committee of more than three public companies, the Board must determine that such simultaneous service would not impair the ability of such member to effectively serve on the Company’s Audit Committee and disclose such determination in the Company’s annual proxy statement.

The members of the Audit Committee shall be appointed by the Board annually on the recommendation of the Nominating, Corporate Governance and Compensation Committee, and may be removed by the Board. The members of the Audit Committee shall serve until their successors are duly elected and qualified. Unless a Chairman is elected by the full Board, the members of the Audit Committee shall designate a Chairman by majority vote of the full Audit Committee.

The duties and responsibilities of Audit Committee members contained herein shall be in addition to those duties otherwise required for members of the Board.

III.	STATEMENT OF PURPOSE

The primary function of the Audit Committee shall be to assist the Board in discharging its oversight responsibilities relating to the accounting, reporting and financial practices of the Company and its subsidiaries by monitoring (1) these practices, generally; (2) the integrity of the financial statements and other financial information provided by the Company to its stockholders, any governmental body or the public; (3) the Company’s compliance with legal and regulatory requirements; (4) the independent auditor’s qualifications and independence; and (5) the performance of the Company’s independent auditors and internal audit functions and the integrity of the systems of internal controls regarding finance and accounting that management and the Board have established.

The Audit Committee shall prepare the report required by the rules of the SEC to be included in the Company’s annual proxy statement.

IV.	COMMITTEE OBJECTIVES

The Audit Committee’s primary objectives include providing an independent, direct and open avenue of communication among the Company’s independent accountants, management, internal auditors, and the Board; serving as an independent and objective party to review the Company’s financial reporting processes and internal control systems; overseeing with management the reliability and integrity of the Company’s accounting policies and financial reporting and disclosure practices; reviewing and considering the work of the Company’s independent accountants and internal auditors; reviewing the adequacy of the internal audit function’s staffing and the qualifications of its personnel; and reviewing whether available technology is being used to maximize the efficiency and effectiveness of the internal audit function.

V.	COMMITTEE AUTHORITY AND RESPONSIBILITIES

The Audit Committee shall have the sole authority to appoint, retain, compensate, evaluate and replace the independent auditor (subject, if applicable, to stockholder ratification) and shall approve all audit engagement fees and terms and all permissible non-audit engagements with the independent auditor. The independent auditor shall be accountable to the Board through the Audit Committee. The Audit Committee shall consult with management but shall not delegate these responsibilities.

The Audit Committee may form subcommittees and delegate authority to subcommittees when appropriate.

The Audit Committee shall have the authority, to the extent it deems necessary or appropriate, to retain special legal, accounting or other consultants to advise the Committee. The Committee may also, to the extent it deems necessary or appropriate, meet with the Company’s investment bankers or financial analysts who follow the Company. The Audit Committee shall have the authority to conduct or authorize investigations into any matters within its scope of responsibilities and shall have the authority to retain outside advisors to assist the Committee in the conduct of any investigation. The Audit Committee shall have the authority to determine, and to receive from the Company, the appropriate compensation to be paid to any special legal, accounting or other consultant retained by the Audit Committee.

The Audit Committee shall make regular reports to the Board, and shall review with the Board any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditors, or the performance of the internal audit function. The Audit Committee shall review and reassess the adequacy of this Charter, at least annually, and shall recommend any proposed changes to the Board for approval. The Audit Committee shall annually review its own performance.

The Audit Committee shall:

Financial Statement and Disclosure Matters

(1) Review and discuss with management and the independent auditor accounting policies and financial reporting issues and judgments that may be viewed as critical; review and discuss analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of financial statements, including analyses of the effects of alternative GAAP methods on the financial statements; review any significant changes in the Company’s accounting and auditing policies; review and discuss any accounting and financial reporting proposals that may have a significant impact on the Company’s financial reports; review and discuss major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies;

(2) Review and discuss with management and the independent auditor the annual audited financial statements, including, when applicable, disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and recommend to the Board whether the audited financial statements should be included in the Company’s Annual Report on Form 10-K, when applicable;

(3) Review and discuss with management and the independent auditor the Company’s quarterly financial statements, including the results of the independent auditor’s reviews of the quarterly financial statements, prior to the filing of its Form l0-Q, when applicable;

(4) Review and discuss with management and the independent auditor: (a) any material financial or non-financial arrangements of the Company which do not appear on the financial statements of the Company; and (b) any transactions or courses of dealing with parties related to the Company which transactions are significant in size or involve terms or other aspects that differ from those that would likely be negotiated with independent parties and which are relevant to an understanding of the Company’s financial statements;

(5) Review and discuss with management earnings press releases, as well as financial information and earnings guidance given to analysts and ratings agencies, giving attention to any use of “pro forma” or “adjusted” non-GAAP financial measures or information;

(6) Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies; and

(7) Discuss with management and the independent auditor the effect of regulatory and accounting initiatives, as well as off-balance sheet structures on the Company’s financial statements.

Oversight of the Company’s Relationship with the Independent Auditor

(1) Obtain and review a formal written report by the independent auditor, at least annually, which report shall include descriptions of: (a) the independent auditor’s internal quality-control procedures; (b) any material issues raised by the most recent internal quality control review, or peer review, or by any inquiry or investigation by governmental or professional authorities in the preceding five years respecting one or more independent audits carried out by the firm or its predecessors; (c) any steps taken to deal with such issues; (d) all relationships between the independent auditor and the Company; and (e) any other relationships that may adversely affect the independence of the auditor. The Audit Committee should assess the independence of the independent auditor, including that of the independent auditor’s lead partner, based on a review of the written report and recommend to the Board that it take appropriate action in response to the report to satisfy the independence requirements;

(2) Evaluate the qualifications, experience, performance and independence of the senior members of the independent auditor team, including that of the independent auditor’s lead partner, taking into consideration the opinions of management and the internal auditors; and present its conclusions with respect to such evaluations to the full Board;

(3) Set clear Company hiring policies for employees or former employees of the independent auditors;

(4) Discuss with the independent auditor its ultimate accountability to the Board through the Audit Committee;

(5) Establish policies and procedures for the engagement of the independent auditor to provide permissible non-audit services; consider whether the independent auditor’s performance of information technology and other non-audit services is compatible with the auditor’s independence; and

(6) Consider whether there should be a regular rotation of the lead audit partner, or the independent auditing firm itself in order to assure continuing independence of the independent auditor.

Oversight of Audit Process

(1) Establish regular and separate systems of reporting to the Audit Committee by the Company’s management, the independent auditor and the internal auditors regarding any significant judgments made in management’s preparation of the financial statements, and the view of each as to the appropriateness of such judgments;

(2) Review and discuss with the independent auditor the audit planning and procedures, including the scope, fees, staffing and timing of the audit; review and discuss the results of the audit exam and management letters, and any reports of the independent auditor with respect to the interim period;

(3) Review with the Company’s internal auditors and the independent auditor the coordination of their audit efforts to assure completeness of coverage, reduction of redundant efforts and effective use of audit resources;

(4) Review separately with the Company’s management, the independent auditor and the internal auditing function, following completion of the audit, the nature and extent of any significant changes in accounting principles or the application thereof;

(5) Review separately with the Company’s management, the independent auditor and the internal auditors, following completion of the Company’s annual audit, any significant difficulties encountered during the course of the audit, including: (a) difficulties with management’s response; (b) any restrictions on the scope of work or access to required information; and (c) any other matters required to be brought to the attention of the Audit Committee by the outside auditors under applicable auditing standards (e.g., SAS 61 and Independent Standards Board No. 1);

(6) Review any significant disagreement among the Company’s management and its independent auditor or the internal auditors in connection with the preparation of the Company’s financial statements;

(7) Review any accounting adjustments that were noted or proposed by the auditor but were “passed” (as immaterial, or otherwise); review any “management” or “internal control” letters issued, or proposed to be issued, by the audit firm to the Company; and

(8) Review with the Company’s independent auditor, the internal auditors and management the extent to which changes or improvements in financial or accounting practices and standards, as approved by the Audit Committee, have been implemented, with such review to be conducted at an appropriate amount of time subsequent to implementation of any changes or improvements thereto, as decided by the Audit Committee in its discretion.

Oversight of the Company’s Internal Audit Function

(1) Review the appointment, replacement, reassignment or dismissal of the Company’s internal auditors, it being understood that the Company shall have the option to either hire an internal auditor as an employee of the Company or choose to outsource the internal auditing function to a third party that is not also the Company’s independent auditor;

(2) Review the regular internal reports to management prepared by the internal auditors and management’s responses; and

(3) Discuss with the independent auditor the internal auditor’s responsibilities, budget and staffing, and any recommended changes in the planned scope of the internal audit.

Compliance Oversight Responsibilities

(4) Review and discuss the annual internal control report of management and the independent auditor’s report on, and attestation of, management’s evaluation of internal controls and procedures for financial reporting, when those reports are required by SEC rules;

(5) Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any employee complaints or published reports which raise material issues regarding the Company’s financial statements or accounting policies;

(6) Review any material pending legal proceedings involving the Company and other contingent liabilities; discuss with the Company’s counsel legal matters that may have a material impact on the financial statements or the Company’s compliance policies; and

(7) Receive, retain and resolve complaints the Company may receive from employees on a confidential, anonymous basis and others regarding accounting, internal accounting controls and auditing matters. The Company has established procedures for handling such complaints, which are set forth in Section VI.

Ethical and Legal Compliance

(8) Review with the Company’s counsel legal compliance matters, including corporate securities trading policies;

(9) Review the procedures established by the Company that monitor the Company’s compliance with its loan and indenture covenants and restrictions; and

(10) Perform any other activities consistent with this Charter, the Company’s Articles of Amendment and Restatement or By-laws and governing law, as the Audit Committee or the Board deems necessary or appropriate.

VI.	PROCESS FOR HANDLING COMPLAINTS ABOUT ACCOUNTING MATTERS

As part of the Board of Director’s procedure for receiving and handling complaints or concerns about the Company’s conduct, the Audit Committee has established the following procedures for: (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and (ii) the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

(1) The Company has established a procedure to permit anonymous complaints regarding accounting, internal accounting controls or auditing matters to be sent to the chair of the Audit Committee.

(2) All complaints will be tracked on a separate Board of Directors’ docket, but handled by the Company’s finance and legal staff in the normal manner, except as the Audit Committee may request.

(3) The status of the specially docketed complaints will be reported on a quarterly basis to the chair of the Audit Committee and, if they so direct, to the Audit Committee or the full Board of Directors.

(4) The Audit Committee chair may request special treatment, including the retention of outside counsel or other advisors, for any complaint addressed to it.

VII.	MEETINGS

The Audit Committee shall meet separately, as often as may be deemed necessary or appropriate in its judgment, but at least four times per calendar year, with the Company’s management, internal auditors and independent auditors, which shall include a review of the Company’s financial statements as well as the disclosures to be included in Management’s Discussion and Analysis of Financial Condition and Results of Operations in Forms 10-Q or 10-K. Except in extraordinary circumstances as determined by the Committee Chairman, notice shall be delivered to all Committee members at least forty-eight hours in advance of the meeting date. Any action required or permitted to be taken at a meeting of the Committee may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by all of the members of the Committee. Such written consent shall have the same force and effect as a unanimous vote of the Committee.

Following each meeting, the Audit Committee shall report to the Board at the next regularly scheduled Board meeting, or sooner, as circumstances may dictate.

In addition, the Audit Committee shall meet quarterly in person or by telephone in executive session with the Company’s independent accountants.

A majority of the members of the Audit Committee shall constitute a quorum.

VIII.	LIMITATION OF AUDIT COMMITTEE’S ROLE

The Company’s management is responsible for the preparation, presentation and integrity of the Company’s financial statements. Management is responsible for maintaining appropriate accounting and financial reporting principles and policies and disclosure controls and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations and required in connection with certifications that must be delivered by the Company’s CEO and CFO under the SEC’s rules implementing Sections 302 and 906 of the Sarbanes-Oxley Act of 2002. The independent auditors are responsible for planning and carrying out a proper audit and reviews, including reviews of the Company’s quarterly financial statements prior to the filing of each quarterly report on Form 10-Q, and other procedures. In fulfilling their responsibilities hereunder, it is recognized that members of the Audit Committee are not full-time employees of the Company and are not, and do not represent themselves to be, accountants or auditors by profession or experts in the fields of accounting or auditing, including in respect of auditor independence. As such, it is not the duty or responsibility of the Audit Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures, and each member of the Audit Committee shall be entitled to rely on any information, opinion, report or statement, including any financial statement or other financial data, prepared or presented by: (i) an officer or employee of the Company whom the director reasonably believes to be reliable and competent in the matters presented, (ii) a lawyer, certified public accountant, or other person, as to a matter which the director reasonably believes to be within the person’s professional or expert competence; or (iii) a committee of the Board on which the director does not serve, as to a matter within its designated authority, if the director reasonably believes the committee to merit confidence.

IX.	CONSISTENCY WITH ARTICLES OF AMENDMENT AND RESTATEMENT

To the extent that any provision or section of this Charter may be inconsistent with any article, provision or section of the Articles of Amendment and Restatement or the Bylaws of the Company, the Articles of Amendment and Restatement or the Bylaws, as appropriate, shall fully control.

X.	CERTIFICATION

This Audit Committee Charter was duly approved and adopted by the Board of the Company on the 14th day of June, 2005.

PROXY
COLUMBIA EQUITY TRUST, INC.
Annual Meeting of Stockholders
Solicited by the Board of Directors
     The undersigned hereby appoints Oliver T. Carr, III and John A. Schissel and each of them as attorney and proxy of the undersigned, each with the full power of substitution, to represent the undersigned and hereby authorizes Messrs. Carr and Schissel to vote, as designated below, all of the shares of common stock of Columbia Equity Trust, Inc. held of record by the undersigned on March 31, 2006, at the Annual Meeting of Stockholders to be held on May 12, 2006 at 10:30 a.m., local time, at the Occidental, 1475 Pennsylvania Avenue, N.W. Washington, D.C., and any adjournment or postponement thereof, as hereinafter specified upon the proposals listed below and as more particularly described in the Company’s Proxy Statement, receipt of which is hereby acknowledged.
     The Board of Directors recommends a vote “FOR” the election of directors.

1.	Proposal to elect seven directors

☐ FOR all nominees listed below (except any nominee written in the space below).

☐ WITHHOLD AUTHORITY to vote for all nominees listed below.

Oliver T. Carr, III, Bruce M. Johnson, Robert J. McGovern, Rebecca L. Owen, John A. Schissel, Hal A. Vasvari and Thomas A. Young, Jr.

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name on the space provided below:

(Continued on other side)

(Continued from other side)

2.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment or postponement thereof.
      This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted “FOR” the election of all nominees for director.
     Please sign exactly as your name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign the full corporate name by the president or other authorized officer. If a partnership, please sign in the partnership name by an authorized person.

Dated		, 2006
(Be sure to date Proxy)

Signature and title, if applicable

Signature if held jointly
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.